Exhibit 99.1

BEACON ANNOUNCES PRICING OF UPSIZED $600 MILLION

SENIOR SECURED NOTES OFFERING

HERNDON, Va.—(BUSINESS WIRE)—July 17, 2023—Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”) announced today the pricing of $600 million aggregate principal amount of its 6.500% senior secured notes due 2030 (the “Notes”) in connection with its previously announced private offering. The size of the Notes offering has been upsized from $500 million to $600 million.

The Notes will be fully and unconditionally guaranteed by Beacon Sales Acquisition, Inc. The initial offering price to investors will be 100.000% of the principal amount thereof. The offering is expected to close on July 31, 2023, subject to customary closing conditions.

Beacon intends to use the net proceeds from the offering, together with cash on hand and available borrowings under its senior secured asset-based revolving (ABL) credit facility, to (i) consummate the previously announced repurchase of all 400,000 outstanding shares of Series A Cumulative Convertible Participating Preferred Stock (the “Series A Preferred Stock”) held by an entity affiliated with the Clayton Dubilier & Rice, LLC investment firm for an aggregate cash amount equal to $804.5 million, (ii) pay all accrued and unpaid dividends on such shares of Series A Preferred Stock as of the repurchase date and (iii) pay all related transaction fees and expenses. It is currently anticipated that the repurchase of the Series A Preferred Stock will be consummated on, or promptly following, the closing date of the Notes offering.

The Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The issuance and sale of the Notes and related subsidiary guarantee have not been, and will not be, registered under the Securities Act or the securities laws of any state or other jurisdiction, and the Notes and related subsidiary guarantee may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes offering is being made only by means of a private offering memorandum and is not being made to any person in any jurisdiction in which such offer, sale or solicitation is unlawful.

Forward-Looking Statements

This press release contains information about management’s view of Beacon’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the proposed Notes offering and the use of proceeds therefrom, including the repurchase of the Series A Preferred Stock and the anticipated closing date of the Notes offering and such repurchase. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s latest Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this press release.

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of building products, including roofing materials and complementary products, such as siding and waterproofing. Beacon operates over 500 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of nearly 100,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT®, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN.

INVESTOR CONTACT	MEDIA CONTACT
Binit Sanghvi	Jennifer Lewis
VP, Capital Markets and Treasurer	VP, Communications and Corporate Social Responsibility
Binit.Sanghvi@becn.com	Jennifer.Lewis@becn.com
972-369-8005	571-752-1048